UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  May 6, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 12, 2015, NextEra Energy Partners Acquisitions, LLC (purchaser), an indirect subsidiary of NextEra Energy Partners, LP (NEP), completed its previously announced acquisition (the acquisition) of 100% of the membership interests of each of:

•	Ashtabula Wind III, LLC, a project company that owns a 62.4 megawatt (MW) wind power electric generating facility located in Barnes County, North Dakota;

•
Baldwin Wind Holdings, LLC, which owns 100% of the membership interests of Baldwin Wind, LLC, a project company that owns a 102.4 MW wind power electric generating facility located in Burleigh County, North Dakota;

•
Mammoth Plains Wind Project Holdings, LLC, which owns 100% of the Class A membership interests of Mammoth Plains Wind Project, LLC, a project company that owns a 198.9 MW wind power electric generating facility located in Dewey and Blaine Counties, Oklahoma; and

•
FPL Energy Stateline Holdings, L.L.C., which owns 100% of the membership interests of FPL Energy Vansycle L.L.C., a project company that owns a 300 MW wind power electric generating facility located in Umatilla County, Oregon and Walla Walla County, Washington (collectively, the facilities).

The acquisition closed pursuant to a purchase and sale agreement dated April 28, 2015 with NEP US SellCo, LLC, an indirect subsidiary of NextEra Energy, Inc. (NEE), as seller.

In exchange for the membership interests in the facilities, the purchaser paid a total purchase price of approximately $424 million in cash consideration, excluding post-closing working capital and other adjustments, and assumed approximately $269 million in existing debt and tax equity financing. The cash purchase price was funded with $313 million of proceeds from a short-term loan due on May 6, 2016 (term loan facility), as well as proceeds from the sale of NEP's common units and cash on hand. See Item 3.02.

The loan is secured by liens on, among other things, certain assets of two of NEP’s indirect subsidiaries and an ownership interest in one of NEP’s indirect subsidiaries. The term loan facility contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the term loan facility and related documents. Additionally, NextEra Energy Operating Partners, LP (NEP OpCo) and another of NEP’s subsidiaries are required to comply with certain financial covenants on a quarterly basis and their ability to pay cash distributions to their equity holders is subject to certain other restrictions. All borrowings under the term loan facility are guaranteed by NEP and NEP OpCo.

The terms of the acquisition were unanimously approved by NEP’s conflicts committee, which is comprised of the independent members of the board of directors of NextEra Energy Partners GP, Inc., the general partner of NEP and an indirect wholly-owned subsidiary of NEE. The conflicts committee retained independent legal and financial advisors to assist in evaluating and negotiating the acquisition. In approving the acquisition, the conflicts committee based its decision, in part, on an opinion from its independent financial advisor.

Through an indirect wholly-owned subsidiary, NEE owns a 77.8% limited partnership interest in NEP OpCo and 77.8% of the combined voting power of NEP’s outstanding common units, after giving effect to the private placement of common units discussed in Item 3.02. In addition, an indirect wholly-owned subsidiary of NEE provides operations and maintenance (O&M), administrative and management services to NEP and/or its affiliates through O&M agreements, administrative services agreements and a management services agreement.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On May 12, 2015, NEP completed the sale of 2,594,948 common units representing limited partnership interests in NEP in a private placement for an aggregate purchase price of approximately $109 million, or $41.87 per common unit. NEP used the proceeds, net of approximately $3 million in fees and expenses relating to the offering, from this private placement to fund a portion of the purchase price payable by the purchaser in the acquisition discussed in Item 2.01 and will use any remaining proceeds for general partnership purposes.

The common units were offered and sold in the private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the Securities Act) to "qualified institutional buyers" (as defined in Section 144A of the Securities Act) and to "accredited investors" (within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (SEC) under the Securities Act). The common units have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to purchase, the common units in any jurisdiction in which such offer or solicitation would be unlawful.

In connection with the private placement, NEP agreed to file a registration statement (the resale registration statement) with the SEC covering the resale of the common units no later than July 9, 2015 and use commercially reasonable efforts to cause the SEC to declare the resale registration statement effective by August 10, 2015. NEP will pay liquidated damages of 0.5% of the purchase price of the units per month in the event the resale registration statement is not filed or declared effective by such dates, or under certain circumstances is not available for resales (registration defaults), until such time there are no registration defaults.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment by July 28, 2015.

(b) Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment by July 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 12, 2015

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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